Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165848

Prospectus Supplement

(to Prospectus dated April 1, 2010)

16,125,000 Shares

First Commonwealth Financial Corporation

Common Stock

We are offering 16,125,000 shares of our common stock, par value $1.00 per share. We have granted the underwriters an option to purchase up to 2,418,750 additional shares of our common stock to cover over-allotments, if any.

Our common stock is listed on the New York Stock Exchange under the symbol “FCF.” On August 4, 2010, the closing price of our common stock on the New York Stock Exchange was $4.90 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 to read about factors that you should consider before buying our common stock.

	Per Share	Total
Public offering price	$4.65	$74,981,250
Underwriting discount	$0.2325	$3,749,063
Proceeds, before expenses, to us	$4.4175	$71,232,187

Delivery of the shares will be made through the facilities of The Depository Trust Company, against payment on or about August 10, 2010.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Macquarie Capital	Stifel Nicolaus Weisel

The date of this prospectus supplement is August 4, 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common stock in two separate documents. First, this prospectus supplement describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Second, the accompanying prospectus provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. Some of the information in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to under “Incorporation of Certain Information by Reference.”

As used in this prospectus supplement, the terms “we,” “our” and “us” refer to First Commonwealth Financial Corporation and our consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and in the documents incorporated by reference that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate” or words of similar meaning. These forward-looking statements include statements relating to our anticipated future financial performance, projected growth and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from developments or events, our business and growth strategies.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•

economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and/or a further decline in real estate values;

•	the general decline in the real estate and lending market may continue to negatively affect our financial results;

S-i

•	inaccuracies in our assumptions used in calculating the appropriate amount to be placed into our allowance for loan and lease losses;

•	restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•

legislative and regulatory changes (including the unexpected impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting standards and compliance requirements may adversely affect the businesses in which we are engaged;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment and our disposal of municipal bonds and our reduction in large credits may reduce margins or the volumes or values of the loans we make;

•	competitors may have greater financial resources and develop products that enable those competitors to compete more successfully than we can;

•	our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•	adverse changes may occur in the bond and equity markets;

•	war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and

•	economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate.

Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made. Any investor in our common stock should consider all risks and uncertainties set forth in this prospectus supplement under the heading “Risk Factors” and disclosed in our periodic and current reports filed with the Securities and Exchange Commission (the “SEC”), including our 2009 Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K which are incorporated by reference upon their filing with the SEC until the termination of any offering of securities offered by this prospectus supplement, as described under “Incorporation of Certain Information by Reference.”

S-ii

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, and the documents incorporated by reference, which are described in this prospectus supplement under “Incorporation of Certain Information by Reference.” Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a financial holding company headquartered in Indiana, Pennsylvania. We provide a diversified array of consumer and commercial banking services through our bank subsidiary, First Commonwealth Bank. We also provide trust and wealth management services and offer insurance products through First Commonwealth Bank and our other operating subsidiaries.

First Commonwealth Bank is a Pennsylvania bank and trust company and is the sixth largest commercial bank headquartered in Pennsylvania. At June 30, 2010, First Commonwealth Bank operated 115 community banking offices throughout Western Pennsylvania and three loan production offices in downtown Pittsburgh, State College and Canonsburg, Pennsylvania. Approximately half of First Commonwealth Bank’s offices are located within the greater Pittsburgh metropolitan area in Allegheny, Butler, Washington and Westmoreland counties, while its remaining offices are located in smaller cities, such as Altoona, Indiana, Johnstown, and New Castle, Pennsylvania, and in towns and villages throughout predominantly rural counties.

Our consumer services include internet and telephone banking, an automated teller machine network, personal checking accounts, interest-earning checking accounts, savings accounts, health savings accounts, insured money market accounts, debit cards, investment certificates, fixed and variable rate certificates of deposit, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, IRA accounts and student loans. We do not originate sub-prime loans, Alt-A loans, Option ARMs or other exotic mortgage loan products. Our commercial banking services include commercial lending, business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial cash management services and repurchase agreements. We also provide a variety of trust and asset management services and a full complement of auto, home and business insurance as well as term life insurance. We offer annuities, mutual funds, stock and bond brokerage services through an arrangement with a broker-dealer. Most of our commercial customers are small and mid-sized businesses in central and western Pennsylvania.

Current Challenges

Our results of operations and credit quality have been adversely impacted since 2008 by the deterioration in a relatively small number of large out-of-state commercial real estate construction and development loans resulting from the current weak economic environment. This resulted in the modification of our underwriting guidelines in the middle of 2009 to limit the size and restrict lending activities to our geographic footprint in western Pennsylvania. Over the last 18 months, we have recorded a total of $149.6 million in provision for loan losses and recognized $114.3 million in net charge-offs, and as of June 30, 2010 our nonperforming loans represent $133.2 million or 3% of total loans. Our out-of-market real estate construction loan portfolio of $115.8 million, or 3% of our total loan portfolio, has had a disproportionately large impact on our overall credit losses. Of our total net charge-offs of $114.3 million over the last six quarters, $67.7 million, or 59% was attributable to the out-of-market construction loan portfolio. In addition, of the $133.2 million in total nonperforming loans as of June 30, 2010, $45.5 million, or 39% of these loans were attributable to the out-of-market construction loan portfolio. Further deterioration in our out-of-market commercial real estate construction portfolio is expected to be manageable assuming gradual improvement in economic conditions.

The following table shows the composition of our portfolio by loan type within and outside of Pennsylvania as of June 30, 2010:

	Pennsylvania		Other States
($ in million)	Balance	Percentage	Balance	Percentage
Construction and Development	$290	7%	$116	28%
Commercial Real Estate	1,153	29%	120	29%
Commercial and Industrial	853	21%	178	43%
Residential Real Estate	1,161	29%	0	0%
Other Consumer	563	14%	0	0%

Total	$4,020	100%	$414	100%

Despite our credit challenges in our out-of-market loan portfolios, our in-market Pennsylvania loan portfolio of $4.0 billion, which represents approximately 91% of our total loans at June 30, 2010, has remained relatively strong throughout the recent recession. Over the last six quarters, total charge-offs in our core Pennsylvania market totaled $41.8 million and non-performing loans in our core markets totaled $87.7 million, or 2% of Pennsylvania loans outstanding as of June 30, 2010. Excluding a $44.5 million loan to a western Pennsylvania real estate developer, our non-performing loans in our local markets equal $43.2 million, or 1% of Pennsylvania loans as of June 30, 2010.

Included within our commercial and industrial loans and construction and development loan portfolios are a subset of loans known as Shared National Credits, or SNCs. SNCs are loans with commitments of $20 million or more which are shared by three or more financial institutions and are subject to an annual review by the federal banking regulatory agencies. The aggregate outstanding balance of our SNC portfolio totaled approximately $379.4 million at June 30, 2010 as compared to $493.5 million at June 30, 2009 as we implemented a strategy to reduce our exposure in this portfolio. As of June 30, 2010, 86% of the aggregate outstanding balance of SNCs was commercial and industrial loans and 14% was construction and development loans. 53% of the aggregate outstanding balance of our SNCs are to borrowers in Pennsylvania, including credits with many of the largest businesses in western Pennsylvania. Nonperforming SNCs totaled $20.0 million or 15% of our non-performing loans at June 30, 2010. All of the nonperforming SNCs were construction and development loans and were made to borrowers outside of Pennsylvania.

At June 30, 2010, the following six relationships represented $98.6 million or 74% of our nonperforming loans:

•	An outstanding balance of $44.5 million for a line of credit to a western Pennsylvania real estate developer that was placed into non-accrual status during the fourth quarter of 2009;

•

An outstanding balance of $5.4 million to finance a commercial real estate construction loan for a Florida condominium project that was placed into non-accrual status during the third quarter of 2009 and charged down by $34.2 million as of June 30, 2010;

•

An outstanding balance of $12.7 million loan to finance a commercial real estate construction loan for a condominium development in Missouri that was placed into non-accrual status during the first quarter of 2010;

•	An outstanding balance of $7.2 million on a participation loan for a recently completed condominium project in North Carolina. Sales of completed units have slowed due to current market conditions;

•

An outstanding balance of $10.1 million to finance a western Pennsylvania commercial real estate loan for a waste management company and was placed into non-accrual status during the third quarter of 2009; and

•

Seven purchased participations in out-of-market commercial real estate construction loans with a remaining balance, net of charge-offs, of $18.7 million. Each of these loans was originated by BankFirst, a Minnesota-based bank that was taken into receivership by the Federal Deposit Insurance Corporation in 2009.

We have taken proactive and aggressive steps to address our credit quality problems. In April 2009, we hired I. Robert Emmerich, an industry veteran with over 30 years of credit experience, to serve as our Chief Credit Officer, and we realigned the credit administration function under his leadership. In February 2010, we hired Tony E. Kallsen, a former Chief Credit Officer with 20 years of banking experience, to support Mr. Emmerich as Senior Credit Officer. We modified our credit policies in July 2009 to limit the size of loans to single borrowers to $15.0 million and our total exposure to commonly related borrowers to $50.0 million and to restrict our lending activities to a defined territory within and around our geographic footprint. We have adopted a strategy to reduce our exposure to large credits in excess of $15.0 million through attrition and selective loan sales in order to reduce the risk profile of our loan portfolio. Finally, we have invested in technology and process changes, talent and other resources to enhance our loan portfolio monitoring, risk rating and loss forecasting capabilities. We believe that these actions will enable us to work through our current challenges and make better credit decisions in the future.

We have made significant progress toward the resolution of the relatively small number of troubled credits that have caused disproportionate earnings pressure over the last few quarters and have obscured very favorable trends in substantially all other areas of our community banking operations. We believe this progress was evident in the improvement of our quarter ended June 30, 2010 financial performance. We experienced a significant drop in provision for credit losses in the quarter ended June 30, 2010 to $4.0 million versus $45.0 million in the first quarter of 2010 and maintained an attractive and stable net interest margin of 3.88% resulting in net income of $13.5 million, or $0.15 diluted earnings per share compared to a net loss of $13.2 million, or $0.15 per share, in the first quarter of 2010.

Opportunities

We believe that our resilient local economy, our relatively small market share in Pittsburgh, our strong momentum in our retail and wealth management businesses and our stable in-market loan portfolio provide attractive opportunities for organic growth.

Resilient Local Economy. We operate in relatively stable markets which have been historically resilient to large economic swings. Since the onset of the global financial crisis, our core market in western Pennsylvania has generally demonstrated better than average housing price performance and unemployment rates when compared to the broader United States. While overall job growth and median home price appreciation in the western Pennsylvania economy trailed the broader economy during the first half of the last decade, these demographic trends insulated the region from much of the correction which has been experienced by many other regions of the country. In addition, a recent Penn State University study indicated that the Marcellus Shale Basin (located in western Pennsylvania) may be one of the largest natural gas fields in the world. If this gas field is able to be developed and exploited, it may be the source of significant economic stimulus in western Pennsylvania within the next ten years.

Opportunity to Capture Market Share in Pittsburgh. We have a small but growing share of the financial services market in the Pittsburgh area. Recently, there has been significant disruption in the Pittsburgh market due to the consolidation of two of our largest competitors. This disruption has enabled us to make key strategic hires across all levels of our organization and to capture market share from the displacement of customers. We believe we are well-positioned to capitalize on opportunities that the marketplace and customer base affords as we have the branch network and sophisticated product offerings of a larger bank while providing the personalized service of a community bank.

Stable In-Market Loan Portfolio. Our core Pennsylvania loan portfolio of $4.0 billion has continued to demonstrate relatively stable credit trends over the last six quarters. Non-performing loans in our core Pennsylvania loan portfolio totaled $87.7 million, or 2% of our core Pennsylvania loan portfolio at June 30, 2010. Excluding a single $44.5 million line of credit to a western Pennsylvania real estate developer referenced above, non-performing loans in our core Pennsylvania market equal $43.2 million, or 1% of total in-market loans at June 30, 2010.

Opportunity to Grow Our Loan Portfolio. Our current strategic focus is to grow our middle market and small business portfolios while managing down our exposure to commercial real estate and construction and development loans and loans to borrowers outside of our market area. We significantly enhanced our cash management product suite and hired key talent to improve our small business sales and credit capabilities in 2009. We believe that these changes have positioned us to execute this strategy successfully.

Strong Momentum in Retail and Wealth Businesses. Our community banking strategy has produced strong results in our retail and wealth management businesses. Over the last 18 months, our total deposits have increased 11% driven by growth of 39% in money market and savings deposits and 15% in noninterest bearing demand deposits. This growth has resulted in part from the attraction of customers from our larger competitors. Our wealth management revenues have also increased as we have deepened our relationships with new and existing customers through a greater emphasis on cross-sales by our retail and commercial businesses.

Company Information

Our common stock is listed on the New York Stock Exchange under the ticker symbol “FCF.” Our principal executive offices are located at 22 North Sixth Street, Indiana, Pennsylvania 15701. Our telephone number is (724) 349-7220. Our internet address is www.fcbanking.com. Information contained on or accessible from our website is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	First Commonwealth Financial Corporation

Securities Offered	16,125,000 shares of common stock, par value $1.00 per share

Over-Allotment Option	We have granted the underwriters an option to purchase up to an additional 2,418,750 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Common Stock to be Outstanding after this Offering(1)	102,367,139 shares (or 104,785,889 shares of common stock if the underwriters exercise their over-allotment option in full)

NYSE Symbol	FCF

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $70.7 million after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $81.4 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Dividend Policy	We currently pay cash dividends on our common stock on a quarterly basis. The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors including our financial results as well as certain regulatory requirements.

Risk Factors	See the information under “Risk Factors” on page S-7 of this prospectus supplement and the discussions under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of a variety of factors you should consider carefully before deciding to invest in shares of our common stock.

(1)

The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of June 30, 2010. In addition, the number of shares of common stock to be outstanding after this offering excludes 728,552 shares of common stock issuable upon exercise of options outstanding as of June 30, 2010 under our equity incentive plan, having a weighted average exercise price of $10.18 per share. Additionally, unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to 2,418,750 shares of common stock to cover over-allotments, if any.

Summary Selected Consolidated Financial Information

The following table presents selected summary consolidated financial and other data as of and for the periods presented. The selected historical financial data as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 is derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial data for prior years is derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement and accompanying prospectus. The selected historical financial information as of and for the six months ended June 30, 2010 and 2009 is derived from our unaudited interim consolidated financial statements which are incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information as of those dates and for the periods presented. The results of operations for interim periods are not necessarily indicative of a full year’s operations.

(dollars in thousands except per share data)	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Income Statement
Interest income	$139,015	$148,661	$293,281	$327,596	$331,095	$333,070	$312,068
Interest expense	33,321	46,574	86,771	138,998	169,713	166,107	138,618

Net interest income	105,694	102,087	206,510	188,598	161,382	166,963	173,450
Provision for credit losses	49,030	56,490	100,569	23,095	10,042	11,544	8,628
Noninterest income	24,100	9,455	19,325	42,831	48,870	44,657	50,225
Noninterest expense	86,917	88,683	171,151	158,615	148,007	138,093	143,954

(Loss) Income before taxes	(6,153)	(33,631)	(45,885)	49,719	52,203	61,983	71,093
Income taxes	(6,527)	(16,699)	(25,821)	6,632	5,953	9,029	13,257

Net income (loss)	$374	$(16,932)	$(20,064)	$43,087	$46,250	$52,954	$57,836

Balance Sheet
Total assets	$6,058,069	$6,448,997	$6,446,293	$6,425,880	$5,883,618	$6,043,916	$6,026,320
Loans and leases, net	4,346,245	4,453,715	4,636,501	4,418,377	3,697,819	3,783,817	3,624,259
Investment securities	1,047,651	1,360,514	1,222,045	1,452,191	1,645,714	1,723,191	1,939,743
Deposits	4,738,638	4,485,890	4,535,785	4,280,343	4,347,219	4,326,440	3,996,552
Total borrowings	616,682	1,284,931	1,233,379	1,428,980	902,147	1,093,434	1,465,409
Shareholders’ equity	654,250	633,310	638,811	652,779	568,788	571,361	521,045

Selected Per Share Data
Earnings per share — basic	$0.00	$(0.20)	$(0.24)	$0.58	$0.64	$0.75	$0.83
Earnings per share — diluted	0.00	(0.20)	(0.24)	0.58	0.63	0.74	0.83
Dividends declared	0.04	0.12	0.18	0.68	0.68	0.68	0.67
Book value per share	7.59	7.45	7.50	7.68	7.78	7.73	7.40

Selected Financial Ratios
Return on average assets	0.01%	(0.53)%	(0.31)%	0.70%	0.80%	0.89%	0.94%
Return on average equity	0.12%	(5.17)%	(3.06)%	7.45%	8.08%	9.76%	10.89%
Net interest margin	3.88%	3.72%	3.71%	3.57%	3.34%	3.31%	3.28%
Net charge-offs to average gross loans	1.87%	1.18%	1.57%	0.31%	0.28%	0.24%	0.28%
Non-performing assets to total assets	2.66%	1.68%	2.73%	0.92%	0.96%	0.23%	0.22%
Allowance for loan losses to total gross loans	1.99%	1.83%	1.76%	1.19%	1.15%	1.13%	1.09%

Capital Ratios
Leverage	9.02%	9.37%	9.18%	9.93%	8.92%	8.64%	8.39%
Tier 1 risk-based capital	10.37%	10.68%	10.29%	11.39%	11.10%	11.53%	11.73%
Total risk-based capital	11.63%	11.93%	11.54%	12.38%	12.04%	12.50%	12.66%
Tangible common equity to tangible assets(1)	8.28%	7.40%	7.51%	7.71%	6.92%	6.72%	6.51%

(1)

Calculated as common stockholders’ equity excluding goodwill and other intangible assets divided by assets excluding goodwill and other intangible assets. Refer to page S- 25 for an explanation of the use of non-GAAP financial measures.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by our subsequent filings under the Exchange Act, in evaluating our company and our business before making a decision to invest in our common stock. These risks are not the only ones that we face. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to Our Business

We may be required to increase our allowance for loan losses.

All borrowers carry the potential to default and our remedies to recover may not fully satisfy money previously loaned. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable credit losses that have been incurred within the existing portfolio of loans. The allowance for loan losses, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance for loan losses reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge-offs, based on judgments different than those of management. An increase in the allowance for loan losses results in a decrease in net income, and possibly risk-based capital, and may have a material adverse effect on our financial condition and results of operations.

The design of the allowance for loan loss methodology is a dynamic process that must be responsive to changes in environmental factors. Accordingly, at times the allowance methodology may be modified in order to incorporate changes in various factors including, but not limited to, levels and trends of delinquencies and charge-offs, trends in volume and types of loans, national and economic trends and industry conditions.

Further declines in real estate values could adversely affect our earnings and financial condition.

As of June 30, 2010, approximately 64% of our loans were secured by real estate. These loans consist of residential real estate loans (approximately 26% of total loans), commercial real estate loans (approximately 29% of total loans) and real estate construction loans (approximately 9% of total loans). Since December 31, 2008, declines in real estate values and weak demand for new construction, particularly outside of our core Pennsylvania market, have caused deterioration in our loan portfolio and adversely impacted our financial condition and results of operations. Additional declines in real estate values, both within and outside of

Pennsylvania, could adversely affect the value of the collateral for these loans, the ability of borrowers to make timely repayment of these loans and our ability to recoup the value of the collateral upon foreclosure, further impacting our earnings and financial condition.

We could suffer large losses due to the large size of certain loans.

As of June 30, 2010, we had 57 commercial loans with commitments greater than $15 million with an aggregate amount of such commitments equal to $1.4 billion. In addition, five of these loans with commitments totaling $131.6 million are real estate construction loans which traditionally have had a higher risk profile than other commercial loans. These amounts are high for an institution of our size. However, we have implemented strategies to reduce our exposure to large commercial loans by adopting an internal limit of $15 million for single loan transactions and managing down the balances of loans in excess of this limit through attrition and selective loan sales. If one or more of these large loans deteriorates or if the borrowers default, we could suffer losses which would have a significant impact on our earnings and financial condition.

We have significant exposure to a downturn in the financial services industry due to our investments in trust preferred securities.

As of June 30, 2010, we had single issuer trust preferred securities and trust preferred collateralized debt obligations with an aggregate book value of $64.4 million and an unrealized loss of approximately $35.8 million. These securities were issued by banks, bank holding companies and other financial services providers. As a result of the severe economic recession and its impact on the financial services industry, we have incurred other-than-temporary impairment charges in our securities portfolio of approximately $47.6 million since June 30, 2008. We may be required to record additional impairment charges on other investment securities if they suffer a decline in value that is considered other-than-temporary. If the credit quality of the securities in our investment portfolio deteriorates, we may also experience a loss in interest income from the suspension of either interest or dividend payments. Numerous factors, including lack of liquidity for resales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate or adverse actions by regulators could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of our subsidiary bank to upstream dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders and could also negatively impact our regulatory capital ratios and result in us not being classified as “well-capitalized” for regulatory purposes.

We must evaluate whether any portion of our recorded goodwill is impaired. Impairment testing may result in a material, non-cash write-down of our goodwill assets and could have a material adverse impact on our results of operations.

At June 30, 2010, goodwill represented approximately 3% of our total assets. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. We test our goodwill and other intangible assets with indefinite lives for impairment at least annually (or whenever events occur which may indicate possible impairment). Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired. If the fair value of the reporting unit is less than the carrying amount, goodwill is considered impaired. Determining the fair value of our company requires a high degree of subjective management assumptions. Any changes in key assumptions about our business and its prospects, changes in market conditions or other externalities, for impairment testing purposes could result in a non-cash impairment charge and such a charge could have a material adverse effect on our consolidated results of operations.

We have a significant deferred tax asset and cannot assure it will be fully realized.

We had net deferred tax assets of $67.2 million as of June 30, 2010. We did not establish a valuation allowance against our federal net deferred tax assets as of June 30, 2010 as we believe that it is more likely than not that all of these assets will be realized. In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ from our current forecasts, we may need to establish a valuation allowance, which could have a material adverse effect on our results of operations and financial condition. For further discussion of this matter, please see Note 23 — Income Taxes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

Changes in interest rates could negatively impact our financial condition and results of operations.

Our results of operations depend substantially on net interest income, which is the difference between interest earned on interest-earning assets (such as investments and loans) and interest paid on interest-bearing liabilities (such as deposits and borrowings). Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, and other factors beyond our control may also affect interest rates. If our interest-earning assets mature or reprice more quickly than interest-bearing liabilities in a declining interest rate environment, net interest income could be adversely impacted. Likewise, if interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a rising interest rate environment, net interest income could be adversely impacted.

Changes in interest rates also can affect the value of loans and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on our results of operations and cash flows.

We may need to, or may be compelled to, raise additional capital in the future, but that capital may not be available when it is needed and on terms favorable to current shareholders.

Federal banking regulations require First Commonwealth Financial Corporation and our banking subsidiary to maintain adequate levels of capital to support our operations. These capital levels are determined and dictated by law, regulation and banking regulatory agencies. In addition, our management and board of directors determine appropriate capital levels that they believe are necessary to support our business operations. At June 30, 2010, all three capital ratios for First Commonwealth Financial Corporation and our banking subsidiary were above “well capitalized” levels under current bank regulatory guidelines. However, our regulators may require us to operate with higher capital levels. For example, regulators recently have required competitor banks to attain a Tier 1 leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%. With the proceeds of this offering, we intend to contribute approximately $70.7 million to First Commonwealth Bank, which would result in pro forma Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 9.9%, 11.5% and 12.7%, respectively, for First Commonwealth Bank at June 30, 2010. If regulators require us to maintain capital levels beyond the “well capitalized” level and if this offering is not successful, we may have to reduce assets, seek alternative means to increase capital, or both.

We depend upon the availability of liquidity to operate our businesses.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Our access to these funds, or liquidity, could be impaired by an inability to access the capital markets or as a result of unforeseen outflows of cash. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Our credit ratings are important to our liquidity. On October 13, 2009, Fitch Ratings reaffirmed our long-term issuer default rating at “BBB” but revised the rating outlook to “negative,” which suggests that our rating may be downgraded if our asset quality, financial condition or earnings fail to improve. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, limit our access to the capital markets or trigger unfavorable contractual obligations.

As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. Our largest source of non-core funding is the Federal Home Loan Bank of Pittsburgh (“FHLB”) from which we had approximately $300.0 million of advances outstanding as of June 30, 2010. We also have access to funding through other sources including the Federal Reserve discount window, the Certificate of Deposit Account Registry Services program and overnight federal funds and repurchase agreements. Many of these funding sources are “credit sensitive,” which means that our access to funding is curtailed as our financial condition and results of operations deteriorate. To mitigate this risk and improve our overall liquidity position, we have reduced our dependence on non-core funding sources over the past twelve months through strong deposit growth and planned run-off of our securities portfolio. However, our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Furthermore, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs, which would adversely affect our operating margins and profitability.

Talented personnel are critical to our success.

Our success and ability to properly manage our growth and to further develop and promote our brand depends to a significant extent on both the performance of our current executive and senior management team and our ability to attract, hire, motivate, and retain qualified and talented management personnel in the future. In recent years, we have added a significant number of key senior executives in the areas of finance and credit. There can be no assurance that we will be able to retain these senior executives and other key personnel or that these key hires will be successful in achieving or maintaining better operating results or long-term profitability for us. Our operations could be adversely affected if we cannot attract qualified personnel to re-fill existing positions or build new positions and departments within the organization and retain all of our key personnel.

Our investment in FHLB stock may be subject to impairment charges in future periods if the financial condition of the FHLB declines further.

First Commonwealth Bank is required to hold stock in the FHLB as a condition of membership in the FHLB. As of June 30, 2010, the carrying value of our FHLB stock was $51.4 million. Ownership of FHLB stock is restricted and there is no market for these securities. In 2009, the FHLB reported significant losses due to numerous factors, including other-than-temporary impairment charges on its portfolio of private-label mortgage-backed securities. The FHLB announced a capital restoration plan in February of 2009 which restricts it from repurchasing or redeeming capital stock or paying dividends. If the FHLB’s financial condition declines further, other-than-temporary impairment charges related to our investment in FHLB stock could occur in future periods.

Our earnings are significantly affected by general business and economic conditions.

Our operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance and the strength of the United States economy, all of which are beyond our control. A deterioration in economic conditions could result in an increase in loan delinquencies and nonperforming assets, decreases in loan collateral values and a decrease in demand for our products and services, among other things, any of which could have a material adverse impact on our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act may affect our business activities, financial position and profitability by increasing our regulatory compliance burden and associated costs, placing restrictions on certain products and services, and limiting our future capital raising strategies.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), which implements significant changes in the financial regulatory landscape and will impact all financial institutions, including First Commonwealth Financial Corporation and First Commonwealth Bank. The Act is likely to increase our regulatory compliance burden. However, it is too early for us to fully assess the full impact of the Act on our business, financial condition or results of operations in part because many of the Act’s provisions require subsequent regulatory rulemaking.

Among the Act’s significant regulatory changes, it creates a new financial consumer protection agency, known as the Bureau of Consumer Financial Protection (the “Bureau”), that is empowered to promulgate new consumer protection regulations and revise existing regulations in many areas of consumer compliance, which will increase our regulatory compliance burden and costs and may restrict the financial products and services we offer to our customers. Moreover, the Act permits states to adopt stricter consumer protection laws and state attorney generals may enforce consumer protection rules issued by the Bureau. The Act also imposes more stringent capital requirements on bank holding companies by, among other things, imposing leverage ratios on bank holding companies and prohibiting new trust preferred issuances from counting as Tier 1 capital. These restrictions will limit our future capital strategies. The Act also increases regulation of derivatives and hedging transactions, which could limit our ability to enter into, or increase the costs associated with, interest rate and other hedging transactions.

Although certain provisions of the Act, such as direct supervision by the Bureau, will not apply to banking organizations with less than $10.0 billion of assets, such as First Commonwealth Financial Corporation and First Commonwealth Bank, the changes resulting from the legislation will impact our business. These changes will require us to invest significant management attention and resources to evaluate and make necessary changes.

Regulatory changes may reduce our fee income.

On July 6, 2010 final rules implemented by the Federal Reserve took effect which impose overdraft and interchange fee restrictions and will likely reduce our non-interest income. The new rules prohibit financial institutions from charging consumers fees for paying overdrafts on automated teller machine (ATM) and one time debit card transactions, unless a consumer consents to the overdraft service for those types of transactions. While we expect that these changes will likely reduce our non-interest income, we cannot quantify the impact of this regulatory change until our consumer customers determine whether to “opt in” to our standard overdraft practice.

We are subject to extensive government regulation and supervision.

We, primarily through First Commonwealth Bank and certain non-bank subsidiaries, are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. In addition, the Basel Committee on Banking Supervision recently proposed changes to regulatory standards which would significantly increase capital and liquidity requirements for financial institutions. These or other changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer, and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Our expanding branch network may negatively affect our financial performance.

We continue to expand our branch network by both acquiring financial institutions and establishing de novo branches. The profitability of our expansion strategy will depend on whether the income we generate in the new markets will offset the increased expenses of operating a larger entity with increased personnel, more branch locations and additional product offerings. We expect that it may take a period of time before certain of our new branches can become profitable, especially in areas in which we do not have an established physical presence. During this period, operating these new branches may negatively impact net income.

Competition from other financial institutions in originating loans, attracting deposits and providing various financial services may adversely affect our profitability.

We face substantial competition in originating loans and attracting deposits. This competition comes principally from other banks, savings institutions, mortgage banking companies and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, better brand recognition, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. These competitors may offer more favorable pricing through lower interest rates on loans or higher interest rates on deposits, which could force us to match competitive rates and thereby reduce our net interest income.

Negative publicity could damage our reputation.

Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could adversely affect our ability to keep and attract customers and expose us to adverse legal and regulatory consequences. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community organizations in response to that conduct. Because we conduct all of our business under the “First Commonwealth” brand, negative public opinion about one business could affect our other businesses.

Provisions of our articles of incorporation, bylaws and Pennsylvania law, as well as state and federal banking regulations, could delay or prevent a takeover of us by a third party.

Provisions in our articles of incorporation and bylaws, the corporate law of the Commonwealth of Pennsylvania, and state and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our common stock. These provisions include, among other things, advance notice requirements for proposing matters that shareholders may act on at shareholder meetings. In addition, under Pennsylvania law, we are prohibited from engaging in a business combination with any interested shareholder for a period of five years from the date the person became an interested shareholder unless certain conditions are met. These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Risks Related to Our Common Stock

Our share price will fluctuate.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below and those discussed in other risk factors. The market price of our common stock has fluctuated significantly in the past and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of mergers, acquisitions and strategic partnerships;

•	additions or departures of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Furthermore, given recent and ongoing market and economic conditions, the market price of our common stock may continue to be subject to further significant market fluctuations. Beginning in 2008 and through the present, the business environment for financial holding companies has been extremely challenging. Unprecedented developments in financial markets since late 2007 have undermined global confidence in financial markets.

Accompanying these and related events, including the failure of some financial institutions, stock markets around the world have experienced significant price and trading volume volatility. While the United States and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that continued or further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price and trading-volume volatility of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. Any issuance of shares of common or convertible securities or options or warrants or the exercise of such securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. Further, the market price of our common stock could decline after this offering as a result of future offerings by First Commonwealth Financial Corporation of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock, or the perception that such offers or sales could occur.

We may eliminate dividends on our common stock.

Holders of our common stock do not have a legal or contractual right to receive dividends. If our earnings fail to improve in accordance with our business plan, our board of directors may decide to cease paying a dividend to our shareholders, which could adversely affect the market price of our common stock. See “Dividend Policy” on page S-15 for additional information concerning our dividend.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests in First Commonwealth Financial Corporation and do not constitute indebtedness. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. The proceeds of this offering may be used in a manner that does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses, and there is no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as anticipated.

USE OF PROCEEDS

We estimate that the net proceeds from this offering (after deducting the underwriting discounts and commissions and offering expenses payable by us) will be approximately $70.7 million, or approximately $81.4 million if the underwriters exercise their over-allotment option in full.

We expect to use the net proceeds from this offering for working capital and general corporate purposes, which may include:

•	investments in First Commonwealth Bank as regulatory capital;

•	investments in other subsidiaries;

•	financing of possible acquisitions of whole banks, bank branches or other banking assets;

•	expansion of our business;

•	investments at the holding company level; and

•	paying down debt.

Pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of our common stock offered hereby in short-term obligations.

DIVIDEND POLICY

We presently plan to pay cash dividends on our common stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock do not have a legal or contractual right to receive dividends. Since December 31, 2008, we have reduced the quarterly cash dividend on our common stock from $0.17 per share to the current amount of $0.01 per share in order to preserve capital at First Commonwealth Bank. In the event that our earnings fail to improve in accordance with our business plan, our board of directors may make a decision to cease paying a dividend.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “FCF.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as well as the dividend per share paid during such time periods.

	High	Low	Dividends per Share
Year Ended December 31, 2008:
First Quarter	$12.65	9.00	$0.17
Second Quarter	12.90	9.12	0.17
Third Quarter	16.18	8.00	0.17
Fourth Quarter	15.00	8.70	0.17
Year Ended December 31, 2009:
First Quarter	$12.50	$6.33	$0.12
Second Quarter	10.68	5.84	0.00	(1)
Third Quarter	7.34	5.20	0.03
Fourth Quarter	5.77	4.03	0.03
Year Ending December 31, 2010:
First Quarter	$7.00	$4.15	$0.03
Second Quarter	7.64	4.86	0.01
Third Quarter (through August 4, 2010)	6.23	4.80	0.01

(1)

We changed the timing of the declaration of our quarterly dividend during the second quarter of 2009 to coincide with the announcement of our quarterly earnings. As a result, the second quarter 2009 dividend of $0.03 was paid after the end of the quarterly period.

The last reported closing price for our common stock on the New York Stock Exchange on August 4, 2010 was $4.90 per share. We had 8,636 holders of record of common stock at June 30, 2010.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2010 on an actual basis and on an as adjusted basis to give effect to the receipt of the net proceeds from the offering. The as adjusted capitalization assumes no exercise of the underwriters’ over-allotment option, 16,125,000 shares of common stock are sold by us at an offering price of $4.65 per share and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $70.7 million.

	June 30, 2010
	Actual	As Adjusted(1)
	dollars in thousands, except per share data
Long-Term Indebtedness:
Junior subordinated debentures(2)	$105,750	$105,750

Stockholders’ Equity
Preferred stock ($1.00 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($1.00 par value; 200,000,000 shares authorized; 86,971,329 shares issued and 86,242,139 shares outstanding)	$86,971	$103,096
Additional paid-in capital	303,961	358,568
Retained earnings	271,139	271,139
Accumulated other comprehensive income	5,236	5,236
Treasury stock, at cost (729,190 shares)	(8,457)	(8,457)
Unearned ESOP shares	(4,600)	(4,600)
Total stockholders’ equity	654,250	724,982
Total capitalization(3)	$760,000	$830,732
Book value per share	$7.59	$7.08

Capital Ratios
Tier I capital to risk adjusted assets	10.4%	11.7%
Total capital to risk adjusted assets	11.6%	12.9%
Tier I capital to average assets	9.0%	10.1%

(1)

Assumes no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, 18,543,750 shares of common stock would be sold, resulting in estimated net proceeds of $81.4 million.

(2)	Consists of debt issued in connection with our $105.75 million of trust preferred securities.
(3)	Includes total stockholders’ equity and junior subordinated debentures.

DESCRIPTION OF CAPITAL STOCK

The following section outlines some of the provisions in our articles of incorporation, bylaws and the Pennsylvania Business Corporation Law. This information is qualified in all respects by reference to the provisions of our articles of incorporation, bylaws and Pennsylvania law.

First Commonwealth Financial Corporation is authorized to issue 200,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. At June 30, 2010, there were 86,971,329 shares of common stock issued, with 86,242,139 shares outstanding and 729,190 shares held in treasury. First Commonwealth has no outstanding shares of preferred stock. Each share of First Commonwealth Financial Corporation common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Refer to “Description of Common Stock” on page 4 of the accompanying prospectus for additional information regarding our common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSIDERATIONS FOR NON-U.S SHAREHOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is purchased in this offering and held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions that we make to a non-U.S. holder of our common stock that constitute dividends for United States federal income tax purposes generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for United States federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s basis in its shares of common stock and, to the extent it exceeds the non-U.S. holder’s basis, as capital gain.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

subject to certain exceptions, we are or have been a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses realized during the same taxable year, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information treaty.

A non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Recent Legislative Developments Potentially Affecting Taxation of Common Stock Held by or through Non-United States Entities.

The Foreign Account Tax Compliance provisions of the recently enacted Hiring Incentives to Restore Employment Act, referred to as the Hire Act, generally impose a new reporting and 30% withholding tax regime with respect to certain U.S. source income and gross proceeds from a sale or other disposition of property that can produce U.S. source income, such as dividends paid by us and gross proceeds from a sale or other disposition of our common stock, referred to as withholdable payments, to certain non-U.S. holders who fail to comply with the Hire Act’s new reporting and disclosure requirements. The new withholding rules generally apply to withholdable payments made after December 31, 2012.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Macquarie Capital (USA) Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Macquarie Capital (USA) Inc.	8,062,500
Stifel, Nicolaus & Company, Incorporated	8,062,500
Total	16,125,000

The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,418,750 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.1395 per share under the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriters to other broker dealers at a discount of up to $0.10 per share from the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	No Exercise	Full Exercise
Per Share	$0.2325	$0.2325
Total	$3,749,063	$4,311,422

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the underwriters, will be approximately $500,000.

We have arranged with the underwriters to allow our executive officers and directors to open accounts with the underwriters so they can purchase shares on the same terms and conditions as other purchasers in this offering. Under the underwriting agreement, we may not, without the prior written consent of Macquarie Capital (USA) Inc. and Stifel, Nicolaus & Company, Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days. Our directors and executive officers have entered into lock-up agreements with the underwriters. They have agreed that, without the prior written consent of Macquarie Capital (USA) Inc. and Stifel, Nicolaus & Company, Incorporated on behalf of the underwriters, subject to limited exceptions they will not and will not publicly disclose the intention to, during the period ending 90 days after the date of this prospectus supplement:

•

offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, or

•

make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90 day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the underwriters waive such extension in writing.

Our directors and executive officers have further agreed that, prior to engaging in any transaction or taking any other action that is subject to the terms of lock-up agreements from the date of the lock-up agreements to and including the 34th day following the expiration of the 90-day restricted period, our directors and executive officers will give notice thereof to us and will not consummate such transaction or take any such action unless it has received written confirmation from us that the 90 day restricted period (as such may have been extended pursuant to this paragraph) has expired. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

The underwriters have granted an exception in the lock-up agreement for one of our directors, James W. Newill, that would allow Mr. Newill to sell up to 100,000 of his shares of our common stock. Mr. Newill, age 75, has indicated that he intends to sell some of his shares of our common stock for estate planning purposes.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time. Similar to other purchase transactions, the underwriters’ purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

The underwriters and their affiliates may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. In addition, the underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

a.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c.	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

d.	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

a.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FMSA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

b.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Matthew C. Tomb, Esq., Senior Vice President and corporate legal counsel of First Commonwealth Financial Corporation. Certain other legal matters will be passed upon for us by Day Pitney LLP, New York, New York, and for the underwriters by Sonnenschein Nath & Rosenthal LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by KPMG LLP, an independent registered public accounting firm, and have been incorporated by reference herein in reliance upon the reports of such firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 2 to the consolidated financial statements First Commonwealth Financial Corporation changed its methods of accounting for other-than-temporary impairments in 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov and on our website at http://www.fcbanking.com.

We filed a registration statement on Form S-3 to register with the SEC the shares of common stock to be issued in this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the full registration statement from the SEC as indicated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information.

We are incorporating by reference the following documents that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K filed on January 28, 2010 (other than the information therein which is furnished under Item 2.02 of Form 8-K), February 25, 2010 and April 26, 2010;

•	the definitive proxy statement for our 2010 Annual Meeting of Shareholders; and

•	the description of First Commonwealth Financial Corporation common stock set forth in the registration statement on Form 8-A.

We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits which are deemed to be furnished and not deemed filed and are not incorporated by reference herein.

We will provide without charge to each person to whom a prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to First Commonwealth Financial Corporation, 22 North Sixth Street, Indiana, Pennsylvania 15701, Attention: Corporate Secretary, Telephone: (724) 349-7220.

EXPLANATION OF USE OF NON-GAAP FINANCIAL MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (“GAAP”), First Commonwealth management uses, and this prospectus supplement contains or references, certain non-GAAP financial measures, such as tangible common equity to tangible assets. We believe this non-GAAP financial measure provides information useful to investors in understanding our underlying performance and our business and performance trends as it facilitates comparison with the performance of others in the financial services industry. Although we believe that this non-GAAP financial measure enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

Tangible Common Equity to Tangible Assets is calculated as common shareholders’ equity excluding goodwill and other intangible assets divided by assets excluding goodwill and other intangible assets and is reconciled in the following table:

	As of and For the Six Months Ended June 30, 2010		As of and For the Years Ended December 31
Tangible Common Equity/Tangible Assets	June 30, 2010	June 30, 2009	2009	2008	2007	2006	2005
(Tangible Common Equity Ratio)
Total Equity	$654	$633	$639	$653	$569	$571	$521
Less: intangible assets	166	169	167	170	173	177	138
Tangible Common Equity	$488	$464	$472	$483	$396	$394	$383

Total Assets	$6,058	$6,449	$6,446	$6,426	$5,884	$6,044	$6,026
Less: intangible assets	166	169	167	170	173	177	138

Tangible Assets	$5,892	$6,280	$6,279	$6,256	$5,711	$5,867	$5,888

Tangible Common Equity/Tangible Assets	8.28%	7.40%	7.51%	7.71%	6.92%	6.72%	6.51%

PROSPECTUS

FIRST COMMONWEALTH FINANCIAL CORPORATION

$300,000,000

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

First Commonwealth Financial Corporation from time to time may offer and sell its securities in one or more classes or series. We may offer and sell these securities in amounts, at prices and on terms that we may determine at the time of the offering.

We will provide the specific terms of the securities in supplements to this prospectus. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and a pricing supplement, if any, describing the method and terms of the applicable offering.

We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

Our common stock is listed on the New York Stock Exchange under the symbol “FCF.”

Investing in these securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

You should read this prospectus and the applicable supplement, together with the documents incorporated by reference, carefully before you invest in our securities.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2010

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ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “we,” “our” and “us” refer to First Commonwealth Financial Corporation and our consolidated subsidiaries.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of common stock, preferred stock, depositary shares, debt securities or warrants in one or more offerings. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $300,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents incorporated by reference into this prospectus. To the extent that any statement that is made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before you invest in our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus or any prospectus supplement that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding our strategy, evaluations of our asset quality, future interest rate trends and liquidity, prospects for growth in assets and prospects for future operating results. Forward-looking statements can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements are based on assumptions of management and are only expectations of future results. You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced under “Risk Factors” and elsewhere in this prospectus or any prospectus supplement, those risks and uncertainties described from time to time in public reports we file with the SEC, as well as the following risk factors:

•	our exposure to lending concentration risks;

•	our allowance for loan losses may be insufficient;

•	our significant exposure to a downturn in the financial services industry due to our investments in trust preferred securities;

•	our dependence on the availability of liquidity to operate our businesses;

•	general business and economic conditions;

•	adverse changes in interest rates;

•	our expanding branch network may negatively affect our financial performance;

•	competition from other financial institutions;

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•	negative publicity; and

•	our ability to successfully integrate other financial institutions we acquire in the future into our existing operations.

Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information.

We are incorporating by reference the following documents that we have previously filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Reports on Form 8-K filed on January 28, 2010 and February 25, 2010; and

•	the description of First Commonwealth Financial Corporation common stock set forth in the registration statement on Form 8-A filed on June 5, 1992.

We are also incorporating by reference into this prospectus all of our future filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits which are not deemed filed and are not incorporated by reference herein.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to First Commonwealth Financial Corporation, 22 North Sixth Street, Indiana, Pennsylvania 15701, Attention: Corporate Secretary, Telephone: (724) 349-7220.

You should rely only on the information contained in this prospectus or a prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date appearing on the cover page of those documents.

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SUMMARY

This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a registered bank holding company headquartered in Indiana, Pennsylvania. We provide a diversified array of consumer and commercial banking services through our bank subsidiary, First Commonwealth Bank. We also provide trust and wealth management services through First Commonwealth Financial Advisors, Inc. and insurance products through First Commonwealth Insurance Agency, Inc.

First Commonwealth Bank is a Pennsylvania bank and trust company and is the sixth largest commercial bank headquartered in Pennsylvania. At December 31, 2009, First Commonwealth Bank operated 115 community banking offices throughout Western Pennsylvania and three loan production offices in downtown Pittsburgh, State College and Canonsburg, Pennsylvania. Approximately half of First Commonwealth Bank’s offices are located within the greater Pittsburgh metropolitan area in Allegheny, Butler and Washington counties, while its remaining offices are located in smaller cities, such as Altoona, Greensburg, Johnstown, and Washington, Pennsylvania, and in towns and villages throughout predominantly rural counties.

Our principal executive office is located at 22 North Sixth Street, Indiana, Pennsylvania 15701, and our telephone number is (724) 349-7220.

Recent Developments

For recent developments regarding First Commonwealth, we refer you to our most recent and future filings under the Exchange Act and any prospectus supplements.

You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

The Securities We May Offer

We may offer up to $300,000,000 aggregate amount of securities in one or more offerings. A prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in “Risk Factors.” We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

Common Stock

We may sell our common stock, par value $1.00 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $1.00 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Warrants

We may sell warrants to purchase our debt securities, shares of common stock, shares of our preferred stock or our depositary shares. In a prospectus supplement, we will inform you of the exercise price and any other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K (including any updates to those Risk Factors in our subsequent Quarterly Reports on Form 10-Q), and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect First Commonwealth will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of any securities that we make under this prospectus for general corporate purposes, which may include:

•	increasing the capitalization of the bank to support continued growth and regulatory capital needs;

•	reducing or refinancing existing debt;

•	financing of potential investments and acquisitions;

•	capital expenditures;

•	working capital;

•	stock repurchases; and

•	other purposes as described in any prospectus supplement.

Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Year ending December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges:
Excluding interest on deposits	—	2.28X	2.38X	2.06X	2.18X
Including interest on deposits	—	1.35X	1.31X	1.37X	1.51X

For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before taxes, minority interests and equity in undistributed earnings of unconsolidated subsidiaries, plus fixed charges. Fixed charges include all interest expense (excluding interest on deposits), one-third of rental expense (which we believe is representative of an appropriate interest factor), junior subordinated debentures expense and amortization of debt issuance costs. These ratios are presented both including and excluding interest on deposits. For additional information regarding the calculation of the ratio of earnings to fixed charges, please see Exhibit 12 to the registration statement of which this prospectus is a part. Earnings were inadequate to cover fixed charges in 2009 due to the pre-tax net loss of $45.9 million.

DESCRIPTION OF COMMON STOCK

General. The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our Articles of Incorporation, or the articles, and our Amended and Restated Bylaws, or the bylaws, as well as the Pennsylvania Business Corporation Law, or the PBCL. Our articles and bylaws are, and any amendments to them will be, filed as exhibits to the registration statement of which this prospectus is a part. We have authorized 200,000,000 shares of common stock, $1.00 par value per share, of which 85,151,875 shares were issued and outstanding as of December 31, 2009.

Market. Our common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “FCF” and is registered with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended. All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, validly issued, fully paid and nonassessable.

Voting Rights. Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote; shareholders may not cumulate votes for the election of directors. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to establish a quorum. Generally, actions to be taken or authorizations to be given by shareholders require the approval of a majority of votes cast at such meetings.

Dividends. Subject to the preferences accorded to the holders of outstanding shares of our preferred stock, if any, holders of common stock are entitled to dividends at such times and in such amounts as our board of directors may determine. The payment of dividends is subject to limitations imposed by the PBCL. Our ability to pay cash dividends in the future largely depends on the amount of cash dividends paid to us by our subsidiary bank and our other operating subsidiaries. We are also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit our ability to pay dividends. Capital distributions, including dividends, by the bank are subject to federal and state regulatory restrictions tied to the bank’s earnings and capital.

Liquidation; Dissolution. In the event we dissolve, liquidate or wind-up, after payment of debts and expenses and payment of the liquidation preference, plus any accrued dividends on any outstanding shares of our preferred stock, the holders of common stock will be entitled to receive all of our remaining assets ratably in proportion to the number of shares held by them.

Preemptive Rights. Holders of shares of our common stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption.

Transfer Agent. The Transfer Agent and Registrar for our Common Stock is BNY Mellon Shareowner Services.

DESCRIPTION OF PREFERRED STOCK

General. We have authorized 3,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued and outstanding as of the date of this prospectus. Our board of directors has the authority to, without approval of the shareholders, issue shares of preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. The shares of preferred stock, when issued and sold, will be validly issued, fully paid and nonassessable.

The number of shares and all of the relative rights, preferences and limitations of the respective series of preferred stock authorized by the board of directors (or a committee established by the board of directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

•	voting rights, if any;

•	preferences and rights upon liquidation or winding up;

•	whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property;

•	for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock;

•	the listing of the preferred stock being offered on any securities exchange or market;

•	whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Ranking. Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

•	junior to any series of our capital stock expressly stated to be senior to that series of preferred stock;

•	senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock; and

•	on a parity with each other series of preferred stock and all other classes of our capital stock.

Dividends. We may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends. We will pay dividends on the preferred stock to the holders of record on that record date.

We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid the full cumulative dividends on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock ranking junior or on parity with the preferred stock as to dividend payments:

•	declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

•	make other distributions;

•	redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Redemption. The prospectus supplement will indicate whether, and on what terms, shares of any series of preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights. In the event we liquidate, dissolve or wind up our affairs, the holders of shares of preferred stock will be entitled to receive, out of our assets available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of:

•	any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

•	our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our securities ranking senior as to rights upon liquidation, dissolution or winding up.

If, upon our liquidation, dissolution or winding up, our assets then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets.

Voting Rights. Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions. The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange. If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting the Preferred Stock. Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares. Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement. We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary. The preferred stock depositary’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary. The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders. We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares.

Inspection by Holders. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable prospectus supplement.

Terms. The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	a discussion of material United States federal income tax considerations;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights. The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities. The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer. We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities. The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents. We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement and/or free writing prospectus indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement and/or free writing prospectus. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets. Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person (other than a subsidiary), in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default. Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•

failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•

the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver. We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance. To the extent stated in the prospectus supplement and/or free writing prospectus, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices. We will mail notices to holders of debt securities as indicated in the prospectus supplement and/or free writing prospectus.

Title. We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law. The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, depositary shares and debt securities. Warrants may be issued separately or together with common stock, preferred stock, depositary shares or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, depositary shares or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference in the registration statement of which this prospectus forms a part.

This section describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

General. The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

•	the designation and terms of the debt securities, common stock, preferred stock or depositary shares, if any, purchasable upon exercise of the warrants;

•

the designation and terms of the debt securities, common stock, preferred stock or depositary shares, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

•	the date after which the warrants and any debt securities, common stock, preferred stock or depositary shares, if any, issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain United States federal income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock, depositary shares or common stock, holders of such warrants will not have any rights of holders of the preferred stock, depositary shares or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock, depositary shares or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase such principal amount of debt securities or shares of common stock, preferred stock or depositary shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock, depositary shares or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock, depositary shares or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Warrant Adjustments. Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock, preferred stock or depositary shares covered by, a stock warrant are subject to adjustment in certain events, including:

•	the issuance of a stock dividend to the holders of common stock, preferred stock or depositary shares, respectively;

•	a combination, subdivision or reclassification of common stock, preferred stock or depositary shares, respectively; and

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation and bylaws and certain provisions of the PBCL may have the effect of deterring or discouraging, among other things, a hostile tender offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock or the removal of our management, even if such actions may be deemed advantageous to our shareholders. These provisions are summarized below.

Restrictions on Call of Special Meetings. Our bylaws provide that special meetings of shareholders can be called only by a majority of the board of directors or by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the meeting.

Prohibition of Cumulative Voting. Our articles of incorporation prohibit cumulative voting for the election of directors.

Authority to Oppose Unsolicited Offers. Our articles of incorporation authorize the board of directors to take defensive actions to oppose a tender offer or other offer for our securities if the board determines that the offer should be rejected after considering, among other things, the offer price, the impact of the potential transaction on our employees and customers and the communities that we serve, the reputation and business practices of the offeror and its management, and any antitrust or regulatory issues that are raised by the offer. If the board of directors determines that the offer should be rejected, it is authorized to take any lawful action against the offer, including advising shareholders to reject the offer, commencing litigation against the offeror, acquiring or selling our securities or granting options to purchase our securities, acquiring another company and seeking a more favorable offer from another party.

Authorized but Unissued Shares. First Commonwealth Financial Corporation has authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 3,000,000 shares of preferred stock. We are authorized to issue preferred stock from time to time subject to applicable provisions of law. In the event of a proposed merger, tender offer or other attempt to gain control of First Commonwealth Financial

Corporation that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of First Commonwealth Financial Corporation. The board of directors has no present plan or understanding to issue any preferred stock.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of a corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders at a meeting or until they have been transferred to a person who does not thereby also become the holder of a control share acquisition.

The holder of a control share acquisition may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of an absolute majority of all voting power must be obtained. All voting shares are entitled to participate in this vote. Second, the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation, if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combinations with Interested Shareholders. Pennsylvania law regarding business combinations with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates or (ii) the merger is approved at a shareholders’ meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our shareholders; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to us from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

We may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the NYSE or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•

purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We may directly solicit offers to purchase offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. Any agent designated by us, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Matthew C. Tomb, Esq., Senior Vice President and corporate legal counsel of First Commonwealth Financial Corporation, and Day Pitney LLP, New York, New York.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by KPMG LLP, an independent registered public accounting firm, and have been incorporated by reference herein in reliance upon the reports of such firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 2 to the consolidated financial statements First Commonwealth Financial Corporation changed its methods of accounting for other-than-temporary impairments in 2009.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.fcbanking.com. We have included the Securities and Exchange Commission’s internet address and our internet address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

16,125,000 Shares

Common Stock

First Commonwealth Financial Corporation

PROSPECTUS SUPPLEMENT

August 4, 2010

Macquarie Capital	Stifel Nicolaus Weisel